Exhibit 99.1

A. H. Belo Corporation Announces Restatement

November 20, 2019

A. H. Belo Corporation Announces Restatement;

Receives NYSE Notice Regarding Late Form 10-Q Filing

DALLAS –  A. H. Belo Corporation (NYSE: AHC) announced today in a Form 8-K filed with the Securities and Exchange Commission that it will not timely file its quarterly report on Form 10-Q for the quarter ended September 30, 2019, and has determined to restate its 2018 audited financial statements. The restatement will impact three areas of the 2018 audited financial statements:  impairment of goodwill and long-lived assets, the income tax valuation allowance, and management’s report on internal control over financial reporting and evaluation of disclosure control procedures included in Item 9A of the 2018 Form 10-K. The asset impairment and valuation allowance are due to a re-evaluation of the timing of the Company’s impairment of assets related to its marketing services segment and consequent calculation of its tax valuation allowance, both of which are non-cash items.

The Company’s independent public accounting firm, Grant Thornton LLP, selected the Company’s 2018 audit for internal review by its risk and quality control group in August. The Public Company Accounting Oversight Board (PCAOB) subsequently selected Grant Thornton’s audit of the Company’s 2018 audited financial statements for review.

Due to the Company’s delay in filing its quarterly report on Form 10-Q for the third quarter, it received a notice today from the New York Stock Exchange (the “NYSE”) stating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual. In accordance with NYSE rules, the Company contacted the NYSE to discuss the status of the late filing. The noncompliance with the timely filing criteria under the NYSE Listed Company Manual has no immediate effect on the listing or trading of the Company’s common stock on the NYSE. The NYSE has informed the Company that, under NYSE rules, the Company will have six months from the Form 10-Q due date to file the Form

A. H. Belo Corporation Announces Restatement

November 20, 2019

10-Q with the SEC. The Company regains compliance with the NYSE listing standards at any time prior to that date by filing its Form 10-Q with the SEC.

Katy Murray, senior vice president and Chief Financial Officer, said, “We are working expeditiously and are optimistic that we will be able to complete this process and file our amended 2018 Form 10-K, amended first and second quarter 2019 Forms 10-Q to the extent required, and our third quarter 2019 Form 10-Q by the end of the year. There are three areas under review: impairment of goodwill and long-lived assets associated with the Company’s marketing services segment in 2018; the methodology used to calculate the income tax valuation allowance in 2018; and, conclusions related to the effectiveness of the Company’s internal control over financial reporting for 2018 and subsequent periods. It is important to note that any adjustments in these areas will be non-cash adjustments and are not expected to have an effect on our revenues or cash flow statements reported for the year-ended December 31, 2018 or for the quarters ending March 31, 2019 and June 30, 2019. The Company reported cash and cash equivalents of $52.0 million as of June 30, 2019 and as of November 15, 2019, the Company has $52.0 million in cash and cash equivalents and no debt. The impact of any financial statement adjustments to A. H. Belo’s fiscal year ending 2018 is timing related and will be reflected in our September 30, 2019 financial statements.”

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “A. H. Belo made important progress during the third quarter in assimilating all of its marketing services activities into the single decision-making structure announced in July. A considerable amount of work remains in this regard, but we expect to complete the initiative by early next year. The result will be a more focused, coordinated go-to-market capability for this aspect of the Company’s digital business.

“We are encouraged by trends in print advertising as The Dallas Morning News moves through the fourth quarter, and our operating teams continue to concentrate on digital subscription growth in concert with The News’ branding campaign introduced to the market in late September. The re-launch of The News’ digital sites on the Arc platform in August has been very well-received.”

A. H. Belo Corporation Announces Restatement

November 20, 2019

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas. The Company has commercial printing, distribution and direct mail capabilities, as well as a presence in emerging media and digital marketing. While focusing on extending the Company’s media platforms,  A. H. Belo delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.